                                                                      Exhibit 11
                      SENSORMATIC ELECTRONICS CORPORATION
                COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE
                                 (In thousands)

                                                                                      Years ended                     Month ended
                                                                      -------------------------------------------       June 30,
                                                                                June 30,               May 31,
Income (loss):                                                          1994              1993          1992             1992
                                                                      --------         ---------      ---------         -------
  Net income (loss) for primary computation                           $ 72,065         $  54,084      $   31,526        $(2,454)


  Add interest expense (net of tax)
   on 7% convertible subordinated
     debentures (4)                                                      4,902             5,133           5,360              -
                                                                      --------         ---------        --------        -------

  Adjusted net income (loss) for fully
   diluted computation                                                $ 76,967         $  59,217      $   36,886        $(2,454)
                                                                      ========         =========      ==========        ========

Common shares (1):

  Weighted average shares outstanding during the
   period                                                               60,097            54,179          41,184         41,697
 Potential dilutive exercise of stock options
   and warrants (2)(4)                                                   1,788             1,849           1,892              -
                                                                      --------         ---------        --------        -------

  Shares included in computation of primary
   earnings per share                                                   61,885            56,028          43,076         41,697

  Shares issuable on conversion of 7%
   convertible subordinated debentures (4)                               6,359             7,287           7,341              -

  Maximum dilution of stock options and warrants (3)(4)                     99               317              63              -
                                                                      --------        ----------         -------        -------

  Shares included in computation of fully diluted
   earnings per share                                                   68,343            63,632          50,480         41,697
                                                                      ========        ==========        ========        =======


                       (Continued on the following page.)
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                                                                     Exhibit 11

                     SENSORMATIC ELECTRONICS CORPORATION
           COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE (CONT'D)
                                (In thousands)





(1)   Share amounts reflect the three-for-two stock split declared in November
      1993.
(2) Computed under the treasury stock method based on the average price during the periods.
(3) Computed under the treasury stock method based on stock price at end of periods if higher than the average price during the periods.
(4) The effect of options and warrants outstanding and the shares issuable on conversion of the debentures and the adjustment for interest expense related to such debentures are anti-dilutive and are therefore not considered in the calculation of primary and fully diluted loss per share for the month ended June 30, 1992.